U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
____________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 13, 2007

EMERITUS CORPORATION
(Exact name of registrant as specified in charter)

Washington	1-14012	91-1605464
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3131 Elliott Avenue, Suite 500

Seattle, Washington 98121
(Address of principal executive offices) (Zip Code)

(206) 298-2909
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As reported in the Company's Current Report on Form 8-K filed April 2, 2007, Mr. Becker and Ms. McCanless decided to submit their resignations to be effective May 1, 2007. In recognition of their years of service to the Company and their contributions, on April 13, 2007, Emeritus Corporation (the “Company”) entered into compensation agreements with Gary Becker, the Company's Senior Vice President, Operations, and Suzette McCanless, the Company’s Vice President, Operations - Eastern Division.

Mr. Becker’s agreement provides that he will receive his base salary ($241,500 per year) for a 24 month period commencing May 1, 2007, and then 60% of his base salary for 12 months thereafter, less standard withholdings and deductions, payable over the Company’s standard payroll periods. In addition, the Company has agreed to cover 18 months of premiums necessary to continue his current health insurance coverage and to pay Mr. Becker at the end of 18 months a cash payment to cover premiums on an individual health plan for himself and his spouse through age 65. Mr. Becker will also be eligible to receive a pro-rated 2007 bonus for first quarter achievements and to maintain his participation in the Company’s Nonqualified Deferred Compensation Plan. In addition, his outstanding unvested stock options will continue to vest through a two-year period, and vested stock options will be exercisable for the 90 days following the end of the agreement period.

Ms. McCanless’ agreement provides that she will be paid her base salary ($220,500 per year) for a 24 month period Commencing May 1, 2007, less standard withholdings and deductions, payable over the Company’s standard payroll periods. In addition, the Company has agreed to cover 18 months of premiums necessary to continue her current health insurance coverage. Ms. McCanless will be eligible to receive a pro-rated 2007 bonus for first quarter achievements and to maintain her participation in the Company’s Nonqualified Deferred Compensation Plan. In addition, her outstanding unvested stock options will continue to vest through a two year period, and vested stock options will be exercisable for the 90 days following the end of the agreement period.

[The rest of this page is intentionally left blank]

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

April 19, 2007		EMERITUS CORPORATION

	By:	/s/ Raymond R. Brandstrom
Raymond R. Brandstrom
Vice President of Finance, Chief Financial Officer
and Secretary